                                                                   EXHIBIT 99(a)


                                                Popular, Inc.
[LOGO] POPULAR INC.                             PO BOX 362708
For additional information contact:             SAN JUAN, PUERTO RICO 00936-2708
Mr. Jorge A. Junquera                           TEL.(787) 765-9800
Senior Executive Vice President
(787) 754-1685


January 11, 1999                                             NEWS RELEASE





    POPULAR, INC. EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 1998


         Popular, Inc. (the Corporation) reported net income of $232.3 million for the year ended December 31, 1998, an increase of $22.7 million or 10.9% over the net income of $209.6 million obtained in 1997. Earnings per common share
(FPS) for the year were $1.65, based on 135,532,086 average shares outstanding, compared with $1.50 for 1997, based on 134,036,964 average shares outstanding. The net income for 1998 represented a return on assets (ROA) of 1.14% and a return on common equity (ROE) of 15.41%. In 1997, the Corporation reported ROA and ROE of 1.14% and 15.83%, respectively.

         Net earnings for the last quarter of 1998 reached $62.5 million or $0.44 per common share, based on 135,637,327 average shares outstanding, compared with $57.6 million or $0.41 per common share for the third quarter of 1998, based on 135,555,652 average shares outstanding. Net earnings for the fourth quarter of 1997, totaled $55.3 million or $0.39 per common on share, based on 135,365,408 average shares outstanding. The results for the fourth quarter of 1998 represented a ROA of 1.13% and a ROE of 15.84%, compared with 1.11% and 15.56%, respectively, for the same period in 1997. For the third quarter of 1998 these ratios were 1.12% and 14.94%.

         The Corporation's results of operations for the quarter ended December 31, 1998, reflected an increase of $21.2 million in net interest income, an increase of $5.4 million in other revenues, and a decrease of $3.0 million in income taxes when compared with the quarter ended on December 31, 1997. These positive variances were partially offset by increases of $18.9 million in operating expenses and $3.8 million in the provision for loan losses.

         The earnings performance for the year ended on December 31, 1998, when compared with 1997, reflects a growth of $89.1 million in net interest income along with an improvement of $43.6 million in noninterest revenues, tempered by a rise of $83.4 million in operating expenses and $26.6 million in the provision for loan losses.

2-POPULAR, INC. 1998 FOURTH QUARTER RESULTS



         The rise in net interest income resulted mainly from the growth of $1.9 billion in the average volume of earnings assets driven primarily by a $1.4 billion increase in the loan portfolio, particularly commercial loans, together with an increase of $516 million in investment and money market securities. The yield on earning assets for 1998 was 8.56% compared with 8.57% in 1997. The average cost of interest bearing liabilities rose 8 basis points. The net interest yield for the year ended December 31, 1998, was 4.52% compared with 4.51% for 1997. The net interest yield for the last quarter of 1998, was 4.44% compared with 4.45% for the quarter ended September 30, 1998.

         The provision for loan losses rose to $137.2 million for the year ended December 31, 1998, compared with $110.6 million a year earlier. The increase in the provision, which is in line with the rises in the loan portfolio, delinquency levels and net charge-offs, was considered necessary to maintain the adequacy of the allowance for loan losses to absorb potential write-offs in the portfolio. Net charge-offs for the year ended December 31, 1998, were $112.9 million or 0.95% of average loans, compared with $97.8 million or 0.93% of average loans for 1997. The increase in net charge-offs was mostly reflected in the consumer loan portfolio.

         Total non-interest income, including securities and trading gains, amounted to $291.2 million for 1998, compared with $247.6 million a year earlier, resulting in an increase of 17.6%. This increase was fueled by a rise of $17.9 million in other service fees, $9.7 million in other operating income and $9.6 million in service charges on deposit accounts. The rise in other service fees is primarily attributable to higher credit card fees and debit card fees principally as a result of the growing volume of point-of-sale (POS) terminals and transactions, and fees earned by the Corporation's check cashing subsidiary in the U.S. mainland. Also, fees related to the sale and administration of investment products rose $2.4 million driven by the performance of the retail brokerage division of Popular Securities. The increase in other income mainly resulted from the recording during 1997 of a loss of $3.6 million in the sale of a real estate asset. In addition, nonrecurring income of $1.7 million was recorded during 1998 as the Corporation recovered most of its investment in stock of Citizens Bank of Jamaica which was written down during 1997. There were also increases in gains on sale of mortgage loans and in underwriting fees. Service charges on deposit accounts reflected a higher volume of deposits and services offered to commercial accounts.

3-POPULAR, INC. 1998 FOURTH QUARTER RESULTS



         The gains on sale of investment securities available-for-sale for 1998 amounted to $8.9 million, compared with $2.3 million for 1997. Trading profits totaled $3.7 million in 1998 compared with $3.9 million the year before.

         Operating expenses for 1998 reached $720.3 million, compared with $636.9 million in 1997. This increase was largely reflected in the personnel costs category, which grew $30.5 million, principally resulting from increased employment levels due to acquired operations and growth.

         Other operating expenses rose $52.9 million reaching $382.9.million for 1998, compared with $330.0 million in 1997. The rise in other operating expenses was primarily in professional fees, net occupancy and equipment expenses. Professional fees rose $11.3 million reflecting higher legal, consulting and technical support fees for business expansion and costs incurred in relation to the Corporation's action plan to address the Year 2000 issue. Net occupancy expense grew $9.0 million, principally due to the sale of the income-producing real property previously mentioned and the Corporation's growth and expansion. The increase in equipment expenses of $8.9 million mainly resulted from the growth of the Corporation's business activity and geographical expansion, and expenses related to the Year 2000 issue.

         Income tax expense remained flat with 1997, notwithstanding the increase in pre-tax earnings, due to a higher amount of tax-exempt revenues and to the reversal of a valuation allowance on deferred taxes that became realizable during the year.

         The Corporation's total assets at December 31, 1998, amounted to $23.2 billion, compared with $19.3 billion at December 31, 1997 and $21.3 billion at September 30, 1998. Most of the growth relates to the acquisitions completed during 1998, and the Corporation's continued business expansion.

         Total loans amounted to $13.1 billion at December 31, 1998, compared with $11.4 billion a year ago. Commercial loans reflected the largest growth, followed by mortgage loans. The banks acquired after December 31, 1997, contributed with $473 million to the increase in the Corporation's commercial loan portfolio.

         The allowance for loan losses amounted to $271 million as of December 31, 1998, or 2.08% of loans and 93.1% of non-performing assets, compared with $212 million or 1.86% and 99.6%,

4-POPULAR, INC. 1998 FOURTH QUARTER RESULTS



respectively, at the same date in 1997. At September 30, 1998, the allowance for loan losses amounted to $245 million or 1.98% of loans and 87.2% of non-performing assets.

         Non-performing assets were $291 million or 2.23% of loans at December 31, 1998, compared with $212 million or 1.87%, at the same date in 1997 and $282 million or 2.28% at September 30, 1998. The increase of $79 million from December 31, 1997, was mostly reflected in non-performing commercial, consumer and mortgage loans resulting from the growth in portfolios and higher levels in bankruptcy filings, and the inclusion of $38 million in non-performing assets of the subsidiary bank acquired in the Dominican Republic. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. The industry practice for most U.S. banks is to place commercial loans in non-accrual status when payments of principal or interests are delinquent 90 days. Lease financing, conventional mortgage and close-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

         Total deposits were $13.7 billion at December 31, 1998, compared with $11.7 billion at December 31, 1997. At the end of 1998, the Corporation had deposits of $9.4 billion in Puerto Rico, $3.5 billion in the United States, $0.5 billion in the U.S. and British Virgin Islands, and $0.3 billion in the Dominican Republic.

         Borrowed funds increased to $7.3 billion at December 31, 1998, compared with $5.7 billion at the same date a year earlier. At September 30, 1998, borrowed funds totaled $6.6 billion. Borrowed funds were used primarily to finance loan growth and arbitrage activities.

         At December 31, 1998, stockholders' equity was $1.71 billion, compared with $1.50 billion at December 31, 1997. Stockholders' equity was $1.70 billion at September 30, 1998. The allowance for unrealized gains on securities available-for-sale, net of deferred taxes, amounted to $75.9 million at December 31, 1998, compared with $33.3 million a year ago.

         The market value of the Corporation's common stock at December 31, 1998, was $34.00 per share, compared with $24.75 at December 31, 1997. The Corporation's market capitalization at December 31, 1998, was $4.6 billion, compared with $3.4 billion at December 31, 1997. At December 31, 1998, the Corporation's common stock had a book value per share of $11.86.

5-POPULAR, INC. 1998 FOURTH QUARTER RESULTS


         Effective January 1, 1999, the Corporation reorganized its bank subsidiaries into a more streamlined structure. The resulting structure is focused on two primary bank subsidiaries: a New York State-charter Federal Reserve member bank named "Banco Popular North America" and a Puerto Rico-chartered Federal Reserve member bank named "Banco Popular de Puerto Rico". Banco Popular de Puerto Rico controls the Corporation's bank operations in Puerto Rico and the U.S. and British Virgin Islands, as well as maintains a branch in New York and a Federal agency in Chicago. Banco Popular North America controls the Corporation's U.S. mainland bank operations with branches in New York, New Jersey, Illinois, Florida and California. To achieve this structure, the Corporation's banking operations located in New Jersey, Illinois, Florida and California were merged into Banco Popular North America as of January 1, 1999. Certain banks newly acquired by the Corporation, namely First State Bank of Southern California, Bronson-Gore Bank in Prospect Heights, The Irving Bank and Water Tower Bank, are expected to be merged into Banco Popular North America in the first quarter of 1999.


                                      ***

                                 POPULAR, INC.
                               FINANCIAL SUMMARY
                     (In thousands, except per share data)

                                                                     FOURTH               FOR THE YEAR ENDED
                                  1998                   1997        QUARTER                 DECEMBER 31
                       ---------------------------   ------------   1998-1997   --------------------------------------
                          FOURTH         THIRD          FOURTH       PERCENT                                  PERCENT
                         QUARTER        QUARTER        QUARTER      VARIANCE        1998           1997       VARIANCE
                       ------------   ------------   ------------   ---------   ------------   ------------   --------
Summary of Operations
Interest income......  $    442,402   $    410,821   $    404,619      9.34%    $  1,652,456   $  1,491,303     10.81%
Interest expense.....       211,527        195,780        194,919      8.52          779,444        707,348     10.19
                       ------------   ------------   ------------    ------     ------------   ------------    ------
Net interest income..       230,875        215,041        209,700     10.10          873,012        783,955     11.36
Provision for loan
  losses.............        35,457         34,667         31,657     12.00          137,213        110,607     24.05
                       ------------   ------------   ------------    ------     ------------   ------------    ------
Net interest income
  after provision for
  loan losses........       195,418        180,374        178,043      9.76          735,799        673,348      9.27
Other operating
  income.............        75,556         69,162         66,960     11.34          278,659        241,396     15.44
Gain on sale of
  securities.........           465          4,553          2,122                      8,933          2,268
Trading account
  profit.............         1,167            506          1,724                      3,653          3,934

                       ------------   ------------   ------------    ------     ------------   ------------    ------
Total other income...        76,188         74,221         70,806      7.60          291,245        247,598     17.63
Salaries and
  benefits...........        82,529         78,700         75,140      9.83          315,333        281,209     12.13
Profit sharing.......         4,502          5,618          6,292    -28.45           22,067         25,684    -14.08
Amortization of
  intangibles........         7,337          6,890          6,785      8.14           27,860         22,874     21.80
Other operating
  expenses...........        99,943         87,410         87,191     14.63          355,093        307,153     15.61
                       ------------   ------------   ------------    ------     ------------   ------------    ------
Total operating
  expenses...........       194,311        178,618        175,408     10.78          720,353        636,920     13.10
                       ------------   ------------   ------------    ------     ------------   ------------    ------
Net earnings (losses)
  of minority
  interest...........          (328)                                                    (328)
Income before income
  tax................        77,623         75,977         73,441      5.69          307,019        284,026      8.10
Income tax...........        15,111         18,397         18,119    -16.60           74,671         74,461      0.28
                       ------------   ------------   ------------    ------     ------------   ------------    ------
Net income...........  $     62,512   $     57,580   $     55,322     13.00     $    232,348   $    209,565     10.87
                       ============   ============   ============    ======     ============   ============    ======
Net income applicable
  to common stock....  $     60,425   $     55,493   $     53,234     13.51     $    223,998   $    201,215     11.32
                       ============   ============   ============    ======     ============   ============    ======
Earnings per common
  share:
Net income...........  $       0.44   $       0.41   $       0.39     10.74     $       1.65   $       1.50     10.09
                               ----           ----           ----     -----             ----           ----     -----
Average common shares
  outstanding*.......   135,637,327    135,555,652    135,365,408                135,532,086    134,036,964
Common shares
  outstanding at end
  of period*.........   135,637,327    135,555,652    135,365,408                135,637,327    135,365,408

Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1998.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands)

                                                                                      Fourth              For the year ended
                                                     1998                1997        Quarter                 December 31,
                                          -------------------------   -----------   1998-1997   ------------------------------------
                                             Fourth        Third         Fourth      Percent                                 Percent
                                            Quarter       Quarter       Quarter      Variance      1998          1997       Variance
                                          -----------   -----------   -----------   ---------   -----------   -----------   --------
SELECTED AVERAGE BALANCES
Total assets............................  $21,947,228   $20,343,839   $19,745,399     11.15     $20,434,419   $18,419,144     10.94
Loans...................................   12,699,077    11,928,198    11,196,118     13.42      11,930,621    10,548,207     13.11
Earning assets..........................   20,824,426    19,214,551    18,697,850     11.37      19,294,065    17,409,634     10.82
Interest-bearing liabilities............   16,575,343    15,946,220    15,716,914      5.46      15,802,266    14,572,317      8.44
Stockholders' equity....................    1,613,063     1,573,201     1,457,037     10.71       1,553,258     1,370,984     13.30

PERFORMANCE RATIOS
Net interest yield*.....................         4.44%         4.45%         4.48%                     4.52%         4.51%
Return on assets........................         1.13          1.12          1.11                      1.14          1.14
Return on common equity.................        15.84         14.94         15.56                     15.41         15.83

CREDIT QUALITY DATA
Nonperforming assets....................  $   291,464   $   281,508   $   212,460     37.19     $   291,464   $   212,460     37.19
Net loans charged-off...................       30,554        27,662        25,489     19.87         112,911        97,767     15.49
Allowance for loan losses...............      271,458       245,382       211,651     28.26         271,458       211,651     28.26
Nonperforming assets to total assets....         1.26%         1.32%         1.10%                     1.26%         1.10%
Allowance for losses to loans...........         2.08          1.98          1.86                      2.08          1.86

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets............................  $23,204,839   $21,273,593   $19,300,507               $23,204,839   $19,300,507     20.23
Loans...................................   13,077,755    12,362,527    11,376,607                13,077,755    11,376,607     14.95
Earning assets..........................   21,634,128    19,920,544    18,060,998                21,634,128    18,060,998     19.78
Interest-bearing liabilities............   17,771,832    16,472,478    14,892,210                17,771,832    14,892,210     19.34
Stockholders' equity....................    1,709,113     1,696,891     1,503,092                 1,709,113     1,503,092     13.71

* Not on a taxable equivalent basis



                                       7